Exhibit 99.2

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH CORPORATION

ANNOUNCES INCREASED $125 MILLION CREDIT FACILITY

New Facility Expandable To $175 Million

LEWISVILLE, Texas (June 10, 2005) – Horizon Health Corporation (NASDAQ/NM:HORC) announced today that it has amended, and extended the maturity of, its revolving credit facility agreement. The credit facility, as amended, is now a $125 million revolving credit facility that, at the request of Horizon Health, can be increased to a $175 million revolving credit facility, subject to satisfaction of certain conditions. The amended credit facility will provide the Company more flexibility in executing its acquisition strategy while reducing the cost of the facility. In connection with this amendment, Wachovia Bank, National Association and Amegy Bank, National Association were added to the Company’s existing banks, which include JPMorgan Chase Bank (which also serves as agent); Bank of America, National Association; Wells Fargo Bank, National Association; and Key Bank, National Association. The facility is available for acquisitions and working capital purposes. The revolving credit facility has a term until May 31, 2010.

Mr. Ken Newman, Chairman and Chief Executive Officer of Horizon Health Corporation, said, “The Company appreciates the continued support of its existing bank group and the new relationships with Wachovia and Amegy. This will enhance the Company’s ability to pursue growth through acquisitions.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers, and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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